Exhibit 99.1

NEWS RELEASE

EASTERN VIRGINIA BANKSHARES, INC.

Eastern Virginia Bankshares	Contact: Ron Blevins
330 Hospital Road	Chief Financial Officer
Tappahannock, VA 22560	Voice: 804/443-8423
Fax: 804/445-1047

April 12, 2004

For Immediate Release

Eastern Virginia Bankshares Announces Record Earnings

Tappahannock, VA. - Eastern Virginia Bankshares (NASDAQ:EVBS) today reported record first quarter 2004 earnings of $1.91 million, up 11.8% from the first quarter of 2003. Earnings per share were $0.39, up 11.4% from the $0.35 earned in the first quarter of 2003. EVB’s first quarter 2004 results produced an annualized return on average equity (ROE) and an annualized return on average assets (ROA) of 13.42% and 1.14%, respectively, compared to 13.20% and 1.29%, respectively, for the first three months of 2003.

The record first quarter was driven by a $1.18 million, or 19.3%, increase in net interest income and an increase of $301 thousand, or 34.9%, in noninterest income, partially offset by an increase of $43 thousand in loan loss provision expense and an increase of $1.2 million in noninterest expense, including $525 thousand related to new branches opened or acquired in 2003. Total assets increased by $134.8 million, or 24.7%, compared to one year ago, reaching a record level of $681.3 million at March 31, 2004. Average loans for the quarter of $487.1 million were up $83.8 million or, 20.8%, compared to $403.3 million in the first quarter of 2003. Average deposits of $578.9 million were an increase of $111.6 million, or 23.9%, compared to $467.3 million in the same quarter of 2003. $28.3 million of the loan growth and $66 million of the deposit increase are attributed to the purchase of three BB&T/First Virginia Bank-Hampton Roads branches in September 2003. EVB’s nonperforming asset level decreased in the first quarter to its lowest level in the history of the Company. Nonperforming assets as a percentage of total loans decreased to 0.76%, compared to 0.96% at March 31, 2003 and 0.84% at 2003 year end. Annualized net charge-offs were 0.16% of average loans for the quarter, compared to 0.08% in the first quarter of 2003 and 0.21% for the full year 2003. During the quarter the loan loss reserve increased $152 thousand to $6.65 million, or 1.36%, of total loans outstanding.

President and CEO Joe Shearin stated, “We continue to be pleased and excited about the progress of our three new branches in Southern Virginia. The entire market has embraced our community bank model which promotes local decision making and outstanding service quality. We are pleased to bring you record earnings for the first quarter of 2004 and to report sequentially increased earnings per share for the fifth consecutive quarter. Your management team is committed to enhancing shareholder value. We continue to strive to institute best practices throughout our organization, as we endeavor to make our entire company the Best of the Best. On behalf of the Board of Directors, we thank you for your continued investment in our company.”

Eastern Virginia Bankshares, the parent company for Bank of Northumberland, Hanover Bank and Southside Bank, operates 20 retail branches located in the counties of Caroline, Essex, Gloucester, Hanover, King William, Lancaster, Middlesex, Northumberland, Southampton, Surry and Sussex. The Company’s stock trades on the NASDAQ Small Cap Market System under the symbol EVBS.

Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to:

•	Risk inherent in making loans such as repayment risks and fluctuating collateral values

•	Interest rate fluctuations

•	Changes in general economic and business conditions

•	Competition within and from outside the banking industry

•	New products and services in the banking industry

•	Problems with technology utilized by the Company

•	Changing trends in customer profiles

•	Integration of newly acquired branches or businesses

•	Changes in laws and regulations applicable to the Company

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Eastern Virginia Bankshares

Selected Financial Information

(dollars in thousands, except per share data)

	Three months Ended
	March 31
	2004	2003
Income Statements
Interest income	$9,959	$8,773
Interest expense	2,706	2,695

Net interest income	7,253	6,078
Provision for loan losses	340	297
Noninterest income	1,081	787
Gain on securities sales	82	75
Noninterest expense	5,431	4,269
Income tax expense	733	664

Net income	$1,912	$1,710
Earnings per share, basic and assuming dilution	$0.39	$0.35
Selected Ratios
Return on average assets	1.14%	1.29%
Return on average equity	13.42%	13.20%
Net interest margin	4.83%	4.96%

	March 31 2004	March 31 2003
Balance Sheets
Loans, net of unearned interest	$487,823	$406,430
Total assets	681,314	546,501
Deposits	582,021	472,509
Other borrowings	36,202	15,000
Shareholders’ equity	58,418	53,135
Book value per share	11.99	10.95
Asset Quality
Allowance for loan losses	$6,648	$5,970
Nonperforming assets	3,711	3,920
Net charge-offs	188	75
Loan loss reserve % of total loans	1.36%	1.47%
Nonperforming assets % of total loans & OREO	0.76%	0.96%

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